    Exhibit 4

Joint Filing Agreement

The undersigned, Francis E. Baker and Oliver R. Grace, Jr., hereby agree and acknowledge that the Schedule 13D to which this agreement is attached as an exhibit is filed on behalf of each of them.  The undersigned further agree that any amendments or supplements thereto also shall be filed on behalf of each of them.  This agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement.

Dated:  March 4, 2004

                                                                        /s/ Francis E. Baker
                                                                        Francis E. Baker

                                                                        /s/ Oliver R. Grace, Jr.
                                                                        Oliver R. Grace, Jr.